EXHIBIT 10.26

Execution Version

AMENDMENT TO EMPLOYMENT AGREEMENT

This agreement (this “Amendment”) amends, effective as of January 1, 2020 (the Effective Date”), the employment agreement between Richard L. Gelfond (the “Executive”) and IMAX Corporation (the “Company”), dated November 8, 2016 (the “Agreement”), in accordance with the provisions of Section 15 of the Agreement.  Except as otherwise expressly set forth below in this Amendment from and after the Effective Date, the Agreement shall continue in full force and effect on the same terms and conditions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

1.	Term. Section 2 of the Agreement shall be amended to replace references to “December 31, 2019” with references to “December 31, 2022”.

2.	Base Salary. Section 3(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“During the Term, the Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of no less than $1,200,000, subject to increases at the discretion of the Board, payable in substantially equal installments in accordance with the Company’s ordinary payroll practices as established from time to time.

3.	Annual Bonus. Section 3(b) of the Agreement shall be deleted in its entirety and replaced with the below:

(b)  Bonus. The Executive shall be eligible to receive an incentive bonus of up to 200% of his Base Salary for each calendar year during the Term (the “Bonus”). The Executive’s target bonus shall be 100% of his Base Salary (“Target Bonus”).  For each year of the Term, as well as for 2019, 80% of Executive’s Bonus shall be calculated based on achievement of non-discretionary criteria (the “Formula Bonus”) established by the Compensation Committee of the Board (the “Compensation Committee”) for the applicable year and 20% shall be determined at the end of the applicable year in the discretion of the Compensation Committee. The discretionary component of the Bonus will be a judgment-based assessment by the Compensation Committee looking at performance in non-quantifiable areas of performance that are clearly connected to the business strategy and strategic drivers of Company performance.  The Formula Bonus shall be comprised of goals in quantifiable areas that are either financial metrics or drivers of financial performance, and shall be established and developed reasonably and in good faith by the Compensation Committee after meaningful consultation with Executive and communicated to Executive within the first quarter of each calendar year. The Executive’s performance against each such goal shall be measured on a sliding scale basis using linear interpolation, with performance ranges developed for each such measure; provided, that (i) 0% of the applicable portion of the Formula Bonus will be paid for performance below threshold; (ii) 50% of the applicable portion of the Formula Bonus will be paid for performance at threshold; (iii) 100% of the applicable portion

Execution Version

of the Formula Bonus will be paid for performance at target; and (iv) a maximum of 200% of the applicable portion of the Formula Bonus will be paid for performance at or above maximum.  Schedule A of the Amendment contains the performance criteria that the Compensation Committee has developed for Executive for 2019. The Bonus (if any) shall be paid on the date on which the Company pays out bonuses to Company management (but not later than March 15th of the year following the year in respect of which the Bonus is earned), subject to the Executive’s continued employment through such date except otherwise provided herein; provided, that the Bonus, if any is earned, for calendar year 2022 shall be subject to the Executive’s continued employment only through December 31, 2022.

4.	Prior Grants. Exhibit A of the Agreement is amended to read as attached hereto, effective as of the date hereof.

5.	SERP. Section 3(g)(i) shall be deleted in its entirety and replaced with the following:

The Executive shall continue to participate in the Company’s Supplemental Executive Retirement Plan (the “SERP”) in accordance with the terms and conditions set forth therein, as amended from time to time.  Notwithstanding anything herein or in the SERP or otherwise to the contrary, the Company and the Executive agree that the total amount of benefit payable to Executive under the SERP shall be fixed at $$20,298,168.

6.	Annual Long-Term Incentive Compensation. A new Section 3(l) shall be added to the Agreement as follows:

(l)  As soon as practicable after each of January 1, 2020, January 1, 2021 and January 1, 2022, Executive shall be granted a total of $5,500,000 worth of stock-based awards, as follows:

(i)  Time-Based RSUs: The Executive shall be granted RSUs having a grant date value of $2,750,000 (the “Time-Based RSUs”).  The number of Time-Based RSUs granted shall be determined by dividing (i) $2,750,000 by (ii) the closing price of the Company’s common stock on the New York Stock Exchange on the date thereof.  The Time-Based RSU’s shall vest in three (3) equal installments on each of the first, second and third anniversaries of the grant date, subject to Executive’s employment with the Company on each such date, except as otherwise provided in this Agreement.  The Time-Based RSUs shall be granted on the terms and conditions set forth in the LTIP, the grant agreement to be entered into between the Company and the Executive and otherwise in accordance with this Section 3(l)(i).

(ii)  PSUs: The Executive shall be granted RSUs that vest based upon the achievement of performance criteria (the “PSUs”) having a grant date value of $2,750,000.  60% of the PSUs, or $1,650,000 in value, shall be subject to the “EBITDA Performance Condition” and 40% of the PSUs, or $1,100,000 in grant date value, shall be subject to the “Relative TSR Performance Condition” (both as defined in Schedule B).  The performance shall be measured as set forth on Schedule B on a sliding scale basis using linear

Execution Version

interpolation and based upon a three-year performance period extending from January 1 of the year of grant to December 31 of the second year following the year of grant, except as otherwise provided in this Agreement, the LTIP or the grant agreement to be entered into.  The number of EBITDA Performance Condition PSUs granted shall be determined by dividing (i) $1,650,000 by (ii) the closing price of the Company’s common stock on the New York Stock Exchange on the date thereof.  For determining the number of Relative TSR Performance Condition PSUs to be granted pursuant to this section, the Company shall value the PSUs in manner consistent with the Company’s financial statement reporting and, specifically, pursuant to a “Monte Carlo” simulation.

7.

Treatment of Equity Awards Upon Termination Without Cause; Resignation for Good Reason. The first paragraph of Section 4(c)(iii) of the Agreement shall be deleted in its entirety and replaced with the following:

(iii)  The Executive’s outstanding equity awards will be treated as follows:  (1) with respect to outstanding Unvested Equity Awards that are subject to time-based vesting only (including without limitation RSUs and stock options), the portion of each such Unvested Equity Award that shall vest upon the Executive’s Separation from Service under this Section 4(c) shall be with respect to a number of Common Shares underlying such award equal to the excess of (A) over (B), where (A) is the total number of Common Shares underlying the original award multiplied by a fraction, the numerator of which is the number of calendar days of the entire vesting period applicable to the award in which the Executive was employed by the Company and the denominator of which is the total number of days in such period (such fraction, the “Pro Rata Fraction”), and (B) is the number of Common Shares underlying the portion of the award that has already vested as of the Executive’s Separation from Service; and (2) with respect to outstanding Unvested Equity Awards that are subject to performance-based vesting criteria (including without limitation the PSUs), the percentage of each such Unvested Equity Award that shall vest at the end of the applicable performance period shall equal the Pro Rata Fraction multiplied by the percentage corresponding to the achievement of the performance conditions enumerated in Schedule B, measured at the dates designated thereon. Any Unvested Equity Awards that do not vest in accordance with the foregoing shall be forfeited and cancelled and the Executive shall have no further rights with respect thereto.  All outstanding stock options granted to the Executive prior to Executive’s Separation from Service shall remain exercisable as follows:

8.	Severance Upon Termination Without Cause; Resignation for Good Reason. Section 4(c)(iv) of the Agreement shall be deleted in its entirety and replaced with the following:

(iv)  The Company shall pay the Executive an amount equal to 200% of Base Salary for each remaining year or partial year of the Term, if any, but not to exceed two years (the “Severance Amount”) for the period (the “Severance Period”) beginning on the day following the Executive’s Separation from Service and continuing until the later of (x) December 31, 2022 and (y) the first anniversary of the Executive’s Separation from Service, payable on the following schedule:  (1) 50% of the Severance Amount shall be

Execution Version

paid in equal installments over the Severance Period, in accordance with the Company’s ordinary payroll practices in effect from time to time, and (2) the remaining 50% of the Severance Amount will be payable as follows:  (A)  if the Executive’s Separation from Service occurs in the 2020 calendar year, one-sixth (1/6th) of the Severance Amount will be payable on each of March 1, 2021, March 1, 2022 and March 1, 2023; (B) if the Executive’s Separation from Service occurs in the 2021 calendar year, one-fourth (1/4th) of the Severance Amount will be payable on each of March 1, 2022 and March 1, 2023; or (3) if the Executive’s Separation from Service occurs in the 2022 calendar year, one-half (1/2) of the Severance Amount will be payable on March 1, 2023.

9.	Other Terminations. Section 4(d) of the Agreement shall be deleted in its entirety and replaced with the following:

(d)  Resignation without Good Reason; Death or Disability.  If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Executive’s resignation other than for Good Reason, or as the result of the Executive’s death or “disability,” as such term is defined in the Company’s long-term disability policy applicable to the Executive, the following provisions shall apply:  (i) the Executive will receive the Other Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than thirty (30) days after the Executive’s Separation from Service, unless otherwise expressly set forth in the applicable plan, program or agreement; (ii)  (A) in the case of a Separation from Service resulting from the Executive’s resignation other than for Good Reason, all then outstanding Unvested Equity Awards shall be cancelled immediately, and the Executive will cease to have any further right thereto, and (B) in the case of a Separation from Service resulting from the Executive’s death or disability, 100% of the outstanding Unvested Equity Awards shall immediately vest (it being understood that with respect to any PSUs, vesting shall be at target and the Executive will forfeit any right to additional vesting based on actual performance), and in either case all vested Options shall remain exercisable until the shorter of (x) their original term and (y) two (2) years from Executive’s Separation from Service; (iii) in the case of a Separation from Service resulting from the Executive’s death or disability, the Target Bonus, paid when bonuses are otherwise paid to Company management; and (iv) other than pursuant to those provisions that survive termination of this Agreement, the Executive shall have no further right to receive any other compensation or benefits following his termination of employment pursuant to this Section 4(d).

10.	Retirement. The first paragraph of Section 4(e) of the Agreement shall be deleted in its entirety and replaced with the following:

(e)    Non-Renewal of Agreement; Retirement.  If, upon the expiration of the Term, the Company does not offer to continue the Executive’s employment on substantially similar terms to those set forth herein, or if the Executive elects to retire from employment with the Company following expiration of the Term, and in either such case upon the expiration of the Term the Executive incurs a Separation from Service, the Executive shall be entitled to a pro-rated bonus, based on the number of calendar days of such year

Execution Version

that have elapsed as of the Separation from Service, under the Company's annual bonus plan for the year in which the termination occurs, to the extent not already paid, based upon actual performance and paid when annual bonuses are otherwise paid to Company management, and the Executive’s outstanding equity awards will be treated as follows:  (1) with respect to outstanding Unvested Equity Awards that are subject to time-based vesting only (including without limitation RSUs and stock options), the percentage of each such Unvested Equity Award that shall vest upon the Executive’s Separation from Service shall equal 100%; and (2) with respect to outstanding Unvested Equity Awards that are subject to performance-based vesting criteria (including without limitation the PSUs), the percentage of each such Unvested Equity Awards that shall vest upon the end of the applicable performance period shall equal the Pro Rata Fraction multiplied by the percentage corresponding to the achievement of the performance conditions enumerated in Schedule B, measured at the dates designated thereon, and the remainder shall be forfeited and cancelled.  All outstanding stock options granted to the Executive prior to Executive’s Separation from Service shall remain exercisable as follows:

11.	Consultancy. Section 4(g) of the Agreement shall be deleted in its entirety and replaced with the following:

(g)    Consultancy.  At the end of Executive’s employment (for whatever reason), Executive agrees to consult with the Company on such issues and items as requested by the Company including, but not limited to, theatre signings, management issues, film strategy issues, technological issues and/or issues with respect to management transition, subject to the Executive’s other commitments and the parties entering into a written agreement on terms to be negotiated by the Company and the Executive in good faith; provided, that notwithstanding the foregoing, the parties agree that if Executive incurs a Separation of Service by reason of the Company’s termination of the Executive’s employment without Cause or the Executive’s Resignation for Good Reason, then the above-referenced consultancy shall be for a period of one (1) year from the date of such Separation of Service at a total compensation for such year of $1,000,000, payable in accordance with the Company’s ordinary payroll practices as established from time to time.

12.	Change of Control. New Sections 5(e) and 5(f) shall be added to the Agreement as follows:

(e)  (i) Notwithstanding anything to the contrary in Section 4(c)(iii) or 4(e) of the Agreement, which shall be superseded, to the extent necessary, by this Section 5(e)(i), with respect to outstanding Unvested Equity Awards that are subject to time-based vesting only (including, without limitation, RSUs and stock options), 100% of each such Unvested Equity Award shall vest and be settled upon the Executive’s Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause or the Executive’s resignation for Good Reason, in either case within two years following a Change of Control; and (ii) with respect to outstanding Unvested Equity Awards that are subject to performance-based vesting (including, without limitation, PSUs), the number of each such Unvested Equity Award that may become vested and

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settled in accordance with the terms thereof at the end of the applicable performance period shall be, with respect to each of the EBITDA Performance Condition and the Relative TSR Performance Condition, the greater of performance (x) as of the last trading day immediately preceding the date upon which the Change of Control is consummated or (y) to the extent the EBITDA Performance Condition and/or the Relative TSR Condition remains applicable to the Company following the Change of Control, as determined in good faith by the Board, actual performance as of the end of the applicable performance period (it being understood that if the EBITDA Performance Condition or the Relative TSR Performance Condition does not remain applicable following the Change of Control, then clause (x) shall determine the number of EBITDA Performance Condition PSUs or Relative TSR Performance Condition PSUs, as applicable, that may vest); provided, that, with respect to clause (ii), in the event Executive’s Separation from Service pursuant to either Sections 4(c) or 4(e) is within two years following a Change of Control that constitutes a “change in control event” under Section 409A of the Code, the vesting and settlement of a number of PSUs as determined in clause (ii) hereof shall occur upon such Separation from Service and the references to “performance period” in this clause (ii) shall instead be a reference to the date upon which the Separation from Service occurs.  Any Unvested Equity Awards that do not vest in accordance with the foregoing shall be forfeited and cancelled and the Executive shall have no further rights with respect thereto

(f) Any Bonus payable with respect to the year in which a Change of Control occurs shall be paid based on achievement of the applicable metrics as of the consummation of such Change of Control, annualized over the full year, and excluding any costs incurred in connection with or otherwise attributable to such Change of Control.

13.	Clawback; Stock Ownership Guidelines. Section 9 of the Agreement shall be deleted in its entirety and replaced with the following:

(a)  Recovery of Compensation.  All payments and benefits provided under this Agreement shall be subject to any compensation recovery, clawback or similar policy as required under law and which is thereafter adopted by the Company from time to time. Notwithstanding the foregoing, (a) if the Company is required to file a material adverse restatement of its financials (regardless of whether such restatement is due to actions taken by the Executive or actions the Executive knew or should have known) and (b) the original reporting of such financials resulted in compensation to the Executive with respect to his Bonus or the vesting of his equity awards that otherwise would not have been earned, vested or paid, then the Company’s Board may require the Executive to repay (or may withhold from future payments to Executive to the maximum extent permitted by Section 409A, as defined below) the amount by which his Bonus or equity award vesting or payment would have been reduced had the original financial statements not been reported.

(b) Stock Ownership Guidelines.  The Executive’s required share ownership under the Company’s share ownership requirement shall equal or exceed (i) 400% of Base Salary, following the grant pursuant to this Agreement of RSUs and PSUs in 2020, and (ii) 500%

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of Base Salary, following the grant pursuant to this Agreement of RSUs and PSUs in 2021.

14.	The entering into this Amendment shall not prejudice any rights or waive any obligations under the Agreement or any other agreement between the Executive and the Company.

DATED as of November 1, 2019.

AGREED AND ACCEPTED:

/s/ Richard L. Gelfond
Richard L. Gelfond

IMAX CORPORATION

Per:	/s/ Darren Throop
	Name:	Darren Throop
	Title:	Director

Schedule A

2019 Formula Bonus Criteria

I.	Financial	Weighting	Target	Threshold	Max
	a. EPS (up 26% from 2018)	25%	$1.16	down 15%	Up 20%
	b. EBITDA (up 20% from 2018)	25%	$150MM	down 15%	Up 20%
	c. Free Cash Flow (Budget)	10%	$50MM	down 10%	Up 20%
II.	Backlog
	a. Signings of 125	10%	125	down 10%	Up 20%
III.	GBO
	a. GBO (up 7% from 2018)	10%	$1.lB	down 15%	Up 25%

Schedule B

EBITDA and TSR Performance Conditions

•	EBITDA (Applies to 60% of PSUs)

Average Annual EBITDA Growth Over Performance Period	# PSUs Earned as % of Target at end of Performance Cycle
< 5%	0%
5%	50%
10%	75%
12.5%	100%
15.0%	125%
17.5%	150%
> 20%	175%

•	Relative TSR vs. Russell 2000 (Applies to 40% of PSUs)

3-Year Relative TSR vs. Russell 2000 Over Performance Period	# PSUs Earned as % of Target at end of Performance Cycle
< 40th Percentile	0%
40th Percentile	37.5%
50th Percentile	50%
60th Percentile	75%
70th Percentile	100%
80th Percentile	125%
> 90th Percentile	175%